Exhibit 10.1

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (this “Agreement”) is made and entered into as of December 4, 2019, by and between Buckeye Pipe Line Services Company (the “Company”) and [●] (the “Employee”).

WHEREAS, this Agreement is being entered into in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 10, 2019, by and among Buckeye Partners, L.P. (“BPL”), Hercules Intermediate Holdings LLC (“Parent”), Hercules Merger Sub LLC (“Merger Sub”), the Company, and Buckeye GP LLC, the general partner of the Partnership (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into BPL, with BPL surviving the merger as a subsidiary of Parent (the “Merger”) and pursuant to which the Company may be purchased by affiliates of Parent;

WHEREAS, in connection with and subject to the completion of the Merger, the Company desires to provide the Employee with the opportunity to receive a retention bonus related to the Employee’s continued employment with the Company through the six-month and eighteen-month anniversaries of the Closing Date (as defined in the Merger Agreement); and

WHEREAS, the Employee desires to continue employment with the Company subject to, among other things, the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Retention Bonus. Provided that the Employee fully satisfies each of the conditions set forth in this Agreement (including, without limitation, Section 2 below), the Company shall pay the Employee a lump sum of $[●] (the “First Retention Bonus”), within thirty (30) days following the six-month anniversary of the Closing Date (the “First Retention Date”), and a lump sum of $[●] (the “Second Retention Bonus” and together with the First Retention Bonus, the “Aggregate Retention Bonus”), within thirty (30) days following the eighteen-month anniversary of the Closing Date (the “Second Retention Date”) or earlier as provided herein.

2.    Conditions to Eligibility. To be eligible for the First Retention Bonus and Second Retention Bonus, the Employee must (i) remain continuously employed in Good Standing (as defined below) with the Company during the period commencing on the date hereof and ending on the First Retention Date and Second Retention Dates, respectively, and (ii) execute and not revoke a Release (as defined below) with respect to both the First Retention Bonus and Second Retention Bonuses, respectively. If the Employee is not employed in Good Standing as of the First Retention Date, the Employee will not be entitled to receive any portion of the Aggregate Retention Bonus, and if the Employee is not employed in Good Standing on the Second Retention Date, the Employee will not be entitled to receive any portion of the Second Retention Bonus. “Good Standing” means the Employee (i) is employed by the Company (or an affiliate of the Company or BPL, not including any affiliates of IFM Global Infrastructure Fund that are otherwise unrelated to the Company or BPL) and has not tendered oral or written notice of intent to resign without Good Reason (as defined below) effective as of a date on or before the First Retention Date or the Second Retention Date, as applicable; (ii) has not behaved in a manner that would reasonably be expected to be grounds for discharge for Cause (as defined below); and (iii) is in full compliance with the terms and provisions set forth in this Agreement.

3.          Termination of Employment.

(a)    Resignation; Termination for Cause. The Employee shall become ineligible for any payment of the First Retention Bonus or Second Retention Bonus, as applicable, if the Employee resigns the Employee’s employment prior to the First Retention Date or Second Retention Date, as applicable, for any reason other than Good Reason, or if the Employee commits any action that results in termination by the Company for Cause prior to the First Retention Date or Second Retention Date, as applicable.

(b)    Termination by the Company Without Cause, by the Employee for Good Reason or Resulting from Disability or Death. If, on or after the Closing Date but prior to the First Retention Date or Second Retention Date, as applicable, the Employee’s employment is terminated (i) without Cause by the Company, (ii) by the Employee for Good Reason, (iii) by the Company as a result of the Employee’s Disability (as defined below), or (iv) as result of the Employee’s death, the Employee shall be paid any unpaid portion of the Aggregate Retention Bonus. The Aggregate Retention Bonus (or portion thereof) paid pursuant to this Section shall be paid within thirty (30) days of the Employee’s date of termination, provided that the Employee executes the Release (other than in the event of death).

(c)    Definitions.

i.    “Cause” means the Employee (i) has materially breached any provision of the Employee’s employment, severance or service contract with the Company (or any affiliate) or Sections 5 or 6 of this Agreement, (ii) has engaged in disloyalty to the Company (or any affiliate), including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Company (or any affiliate) to persons not entitled to receive such information, or (d) has breached any written non-competition, non-solicitation, non-disparagement, invention assignment or confidentiality agreement or provision between the Employee and the Company (or any affiliate).

ii.    “Disability” means the Employee becoming disabled within the meaning of Section 22(e)(3) of the Code, a long-term disability as determined under the long-term disability plan of the Company (or any affiliate), which is applicable to the Employee, or as otherwise determined by the Company.

iii.    “Good Reason” means the occurrence, without the Employee’s express written consent, of any of the following events: (i) a material diminution in the Employee’s duties from those in effect on the date immediately preceding the Closing Date; or (ii) a material reduction in the Employee’s annual rate of base salary or annual target bonus opportunity as in effect on the date immediately preceding Closing Date. Notwithstanding the foregoing, the Employee shall not have Good Reason for termination unless (i) the Employee gives written notice of termination for Good Reason within thirty (30) days after the event giving rise to Good Reason occurs, (ii) the Company does not cure the action or failure to act that constitutes the grounds for Good Reason, as set forth in the Employee’s notice of termination, within thirty (30) days after the date on which the Employee gives written notice of termination and (iii) the Employee actually resigns within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period.

iv.    “Release” means a general release, in a form attached hereto on Exhibit A.

4.    Good Reason Termination Acknowledgement. As a condition to the retention bonus rights set forth in this Agreement, the Employee acknowledges and agrees not to resign for good reason under the terms of any other applicable severance or other employment agreement, solely as a result of the change in BPL from a publicly traded partnership to a private partnership resulting from the Merger. For example, serving as an executive officer of a privately held partnership with substantially the same duties and responsibilities as such person held prior the Merger shall not constitute good reason pursuant to the foregoing acknowledgement.

5.    Confidentiality of this Agreement. The Employee agrees that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential by the Employee and will not be disclosed voluntarily to any third party, except: (i) to the Employee’s spouse, if applicable, (ii) to the extent required by law, provided, that, if legally permitted, Employee shall provide the Company with legal notice of such requirement and an opportunity to seek a protective order; (iii) in connection with any claim to enforce, interpret or determine the scope, meaning, or effect of this Agreement; or (iv) to obtain confidential legal, tax or financial advice with respect thereto; provided, that, the Employee shall advise any individual or entity referenced in clauses (i) or (iv) above that the existence, terms and conditions of the Agreement shall be kept secret and confidential and any disclosure by any such individual or entity shall be treated as a breach of this Agreement by the Employee.

6.    Non-Disparagement. Except as provided in Section 7, the Employee hereby agrees that, in communications with persons other than the Company (or any affiliate), the Employee shall not disparage in any way and shall always speak well of the Company (or any affiliate) and their employees, and under no circumstances shall the Employee, in communications with persons other than the Company (or any affiliate), criticize or disparage any business practice, policy, statement, valuation or report that is made, conducted or published by such entities or individuals. Similarly, the Company shall instruct its officers and directors to not disparage the Employee. Notwithstanding the foregoing, this Section shall not be construed to prohibit or restrain any criticism or other statements made in communications exclusively between or among the Company (or any affiliate) or their respective employees, agents or representatives to the extent such communications or statements are made in the ordinary course of business or in the discharge by the Employee of the Employee’s duties and responsibilities on behalf of the Company (or any affiliate). The obligations of the Employee under this Section shall continue after the termination of the Employee’s service to the Company (or any affiliate). The Employee acknowledges that any violation of this Section may cause irreparable injury to the Company (or any affiliate) for which monetary damages are inadequate and difficult to compute. Accordingly, this Section may be enforced by specific performance, and prospective breaches of this Section may be enjoined.

7.    Reports to Government Entities. Nothing in this Agreement restricts or prohibits the Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-

regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Employee hereby waives the Employee’s right to receive any individual monetary relief from the resulting from such claims or conduct, regardless of whether the Employee or another party has filed them, and in the event the Employee obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This General Release does not limit the Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Employee does not need the prior authorization of the Company to engage in conduct protected by this Section, and the Employee does not need to notify the Company that the Employee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Pursuant to the Defend Trade Secrets Act of 2016, the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by the Employee (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.    No Employment Rights. This Agreement does not modify or alter the at-will status of the Employee’s employment with the Company. This Agreement will not give the Employee any right to continued employment with the Company. The Employee is free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with Employee at any time, for any reason, with or without Cause, and with or without prior notice.

9.    Amendment and Duration of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Employee and the Company. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall remain in effect until payment of the Aggregate Retention Bonus or until such time as the Company determines that the conditions set forth this Agreement have not been met.

10.    Withholding/ Right of Set-off. All payments under this Agreement are compensatory and will be made subject to applicable tax withholding, and the Company will withhold from any payments under this Agreement all federal, state and local taxes as they are required to withhold pursuant to any law or governmental rule or regulation. The Employee will bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement. The Company may offset against any payment due the Employee hereunder amounts then owed by the Employee to the Company.

11.    Successors and Assigns. The provisions of this Agreement are legally binding upon and will inure to the benefit of the Company and its respective successors and assigns. The Employee’s rights and obligations under this Agreement will not be transferable by assignment or otherwise, without the prior written consent of the Company. In the event of the Employee’s death, any amounts otherwise due to the Employee under this Agreement shall be paid to the Employee’s estate.

12.    Non-Benefit Bearing Payments and Terms. Any amounts to be paid under this Agreement will not be treated as compensation for purposes of computing or determining any additional benefit payable under any bonus plan, savings plan, insurance plan, pension plan, or other employee benefit plan maintained by the Company, including any parent, subsidiaries or affiliate of the Company.

13.    Application of Section 409A of the Internal Revenue Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Payments under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable. For purposes of Section 409A, each payment shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the timing of the Employee’s execution of the Release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year Notwithstanding anything in this Agreement to the contrary, if required by Section 409A, if the Employee is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of 6 months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten (10) days after the end of the 6-month period. If the Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Employee’s estate within sixty (60) days after the date of the Employee’s death.

14.    Effective Date; Governing Law. This Agreement shall become effective and be binding on the parties hereto, and any successor to or assignee of the Company, as of the Closing Date. If the Merger Agreement is terminated or the Closing Date does not otherwise occur, this Agreement shall be void ab initio and of no further force or effect. This Agreement shall be governed by the laws of the [State of Texas] [Commonwealth of Pennsylvania] without giving effect to its principles of conflict of laws.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written above.

BUCKEYE PIPE LINE SERVICES COMPANY

By:
Name:
Title:

EMPLOYEE

[●]

[SIGNATURE PAGE TO RETENTION BONUS AGREEMENT]